August 8, 2012

Dear Shareholders,

In the first half of 2012, we continued to execute on our three principal business areas: advancing our clinical pipeline, managing the commercial business, and meeting our stated operational and financial objectives. The following will detail the progress in each of the three categories.

Clinical Pipeline

We made substantial progress in both our American and European clinical trials.  We are actively screening patients in our U.S. trial (ATHENA).  In our European pivotal trial (ADVANCE), a modified clinical protocol has been submitted to multiple country regulatory authorities and is under review.

ATHENA – U.S. No-Option Chronic Myocardial Ischemia Clinical Trial

Dr. Tim Henry (co-principal investigator) at The Minneapolis Heart Institute Foundation is actively screening patients for the ATHENA trial.  Dr. Emerson Perin (co-principal investigator) and Dr. James T. Willerson (local principal investigator) at Texas Heart Institute are scheduled to begin screening patients later this month. The FDA recently approved Cytori to expand the trial from five to six sites. The four additional sites which we expect will soon receive local institutional review board approval, be initiated, trained and activated are:

Dr. Farrell Mendlesohn, Cardiology PC, in Birmingham, Alabama
Dr. Les Miller, University of South Florida, in Tampa, Florida
Dr. Carl Pepine, University of Florida, in Gainesville, Florida
Dr. Richard Schatz, Scripps Green Hospital in San Diego, California

We anticipate that all sites should be actively enrolling patients by our next quarterly update.  Full enrollment of the trial remains on schedule to be complete by mid-2013.

ADVANCE – European Pivotal Heart Attack Trial

The ADVANCE clinical trial protocol has been amended and we have submitted for country and hospital approvals under the revised trial design in several target countries. While the primary endpoint and principle investigators remain the same, the amended design reconciles varying diverse cell therapy regulatory guidelines within a G5 country focus, incorporates additional clinical outcomes to support reimbursement, modifies inclusion and exclusion criteria to accelerate enrollment, and incorporates a single treatment dose.  Enrollment is expected to resume in the fourth quarter of this year and is anticipated to enroll up to 216 patients in up to 35 hospitals in the G5, Canada, The Netherlands, and Poland.

Commercial Business

We commercialize several product lines into the soft tissue market across Europe, Asia-Pacific and the U.S.  These include devices for soft tissue defect repair and aesthetics, cell and tissue cryopreservation, and systems for cell-based translational medicine.  Simultaneously, we are directing specific activities toward market access and reimbursement.

Some of the key trends we have seen so far this year include: increased Celution® consumable utilization among our existing customers, expanded device base into new hospitals and markets, and another record quarter for Puregraft® sales.

Year-to-Date Product Approvals
Russia	Celution®
Croatia	Celution®
United States	Puregraft® 850
Europe	Puregraft® 850
Singapore	Puregraft® 250
Australia	Puregraft® 250
Taiwan	Puregraft® 250
Croatia	Puregraft® 250
Taiwan	PureGraft™ 250

We reaffirm our $9 million product revenue target for 2012 based on three current data points: year to date sales of $3.4 million, the quality of our sales funnel, and the market access progress we have accomplished so far this year.

Revenue growth in the near-term will be driven primarily by increasing demand in three market segments:

1)	Private-pay aesthetic and reconstructive procedures among new and existing customers

2)	Academic hospitals to conduct investigator-initiated studies and translational medicine

3)	Cryopreservation of adipose tissue and adipose-derived regenerative cells

European CE Mark and Expanded Indications-for-Use

We continued in an active dialogue and document exchange with our governing regulatory authority during the second quarter regarding our application to add claims for no-option chronic myocardial ischemia patients to our existing Celution® System CE Mark indications. We are currently preparing additional information recently requested by the clinical reviewer. This documentation will be submitted in the third quarter.

In the interim and in consultation with our notified body, we are pleased to add new CE Mark indications-for-use based on a growing body of clinical evidence. These broad indications-for-use include:

General Surgery Procedures to facilitate healing in patients with:

·	Cryptoglandular fistula
·	Deficiency or injury of: skin, fat, muscle and fascia
·	Soft tissue wounds, ulcers or fistula associated with trauma, diabetes, ischemia or radiation injury
·	Tissue ischemia

These new indications complement our existing claims:

The Celution® 805/CRS consumable set, in conjunction with the Celution® 800/CRS device and Celase®, are intended to digest adipose tissue in order to further extract, wash and concentrate stromal stem cells and other associated progenitor cells intended for autologous re-implantation or reinfusion for use in:

Plastic & reconstruction procedures to replace, repair, reconstruct, or augment:

·	Surgical soft tissue defects, such as those seen in the breast due to mastectomies and lumpectomies
·	Liposuction defects, such as those seen in the abdomen, back, thighs and buttocks
·	Congenital asymmetry of soft tissues, such as those seen in the breast or face
·	Anatomically deficient soft tissues, such as those seen in the breast, buttocks and face
·	Soft tissue wasting disorders, such as those affecting the hands and face

Based on our discussions with our notified body and these expanded claims, our commercial team is taking steps to expand the market for Celution® for use in these broadened indications and for intravascular reinfusion. In aggregate, these claims should support both second half revenues and further growth in 2013.

Translational Medicine

Adipose-derived regenerative cells (ADRCs) function through several overlapping ‘mechanisms of action’ including angiogenesis (creating blood supply), inflammatory modulation, and facilitation of wound healing. These mechanisms are common to the underlying pathophysiology of many diverse diseases and injuries. For this reason, physicians are actively looking to ADRCs to address specific clinical problems, many of which cannot be treated effectively with current therapy.

The Celution® System provides access for these physicians to clinical grade ADRCs, within the context of their own clinical or health care facility. In return, the corresponding investigator relationships that are built, clinical data that is compiled and extensive global visibility of these individual efforts are contributing to establishing Cytori as the leading brand in Cell Therapy. For example, in Japan, approximately one in ten investigator-led clinical studies approved by the Ministry of Health under the new cell therapy clinical research guidelines utilizes Cytori technology. By the end of the year, we expect that this will increase to nearly 20% of the approved studies in Japan.

The current investigator led studies approved by Ministry of Health under their cell therapy clinical research guidelines include:

Nagoya University Hospital:  Momokazu Gotoh, MD, PhD
Urology:  Stress Urinary Incontinence
Study Title:  Clinical study of peri-urethral injection of autologous adipose-derived stem and regenerative cells from liposuction for the treatment of stress urinary incontinence

Osaka University Graduate School of Medicine: Masaki Mori, MD, PhD
Gastroenterology:  Intractable Fistula
Study Title:  Clinical study of the treatment for Fistula after gastrointestinal surgery by adipose derived regenerative cell transplantation

Tottori University: Bin Nakayama, MD, PhD
Plastic Surgery:  Breast Reconstruction
Study title:  Clinical study of breast reconstruction for post-partial mastectomy using adipose derived regenerative cells

Operational and Financial Performance

The company generated $3.4 million in product sales in the first half of 2012 while reducing sales and marketing expenses by 29% ($2.0 million) versus the same period in 2011 and tightly controlled R&D and G&A costs. Net cash used in operating activities was reduced by 18% during the first six months of 2012 to $16.0 million compared to the same period in the prior year. We will continue to keep downward pressure on non-R&D expense areas and expect further reductions in cash operating loss in the second half of the year. We ended the quarter with $25.8 million in cash and cash equivalents and $2.0 million in accounts receivable, net of reserves.

At the time of our last call, we disclosed that we were in multiple advanced partnering processes with two at a stage we described as ‘very near term’ to closure. Subsequently, both of these deals experienced delays that required additional time and effort by our team. Importantly, as of today we believe we have overcome the additional hurdles and that we are close to completion of both transactions. We remain highly confident on this important matter.

Cytori has obtained an average of one patent per month for the past four years, since receiving our first foundational U.S. patent in June 2008. We now have more than 50 issued and allowed patents worldwide, along with more than 75 additional patent applications under review. Our intellectual property position was strengthened during the quarter with the receipt of three patents, including one in the U.S.

Summary

Significant clinical, regulatory, commercial and corporate accomplishments set the stage for several value drivers in the second half of the year. The key value drivers that we have achieved or expect to achieve include the following:

2012 Milestones	Completed
Approval to initiate ATHENA	✓
Publish APOLLO primary endpoints (6-months)	✓
Publish RESTORE 2 12-month results	✓
UK breast reconstruction medical technology assessment application	✓
Puregraft® 850 FDA Clearance	✓
Puregraft® 250 & 850 Clearances O-U.S.	✓
Execute strategic partnership
Begin enrollment in ATHENA
Cardiovascular CE Mark expansion
Publish APOLLO long-term (18-mo) outcomes
Publish PRECISE primary endpoints (6-mo)
Publish PRECISE long-term (18-mo) outcomes
Achieve $9 million revenue target for 2012

Sincerely,

Christopher J. Calhoun

Cautionary Statement Regarding Forward-Looking Statement

This shareholder letter includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding our ability to achieve our revenue growth targets, obtain European no-option chronic myocardial ischemia claims, resume enrollment in the ADVANCE trial, obtain additional publications for APOLLO and PRECISE trials, achieve enrollment goals for the ATHENA trial, generate growth in the number of Investigator initiated trials, and completion of strategic corporate partnerships, are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, risks related to our history of operating losses, the need for further financing and our ability to access the necessary additional capital for our business, regulatory uncertainties regarding the collection and results of clinical data, our ability to obtain sufficient data to support regulatory approvals and reimbursement, uncertainties relating to the success of our sales and marketing programs, changing and unpredictable regulatory environments, dependence on third party performance and the risk of natural disasters and other occurrences that may disrupt the normal business cycles in areas of our global operations, as well as other risks and uncertainties described under "Risk Factors" in Cytori's Securities and Exchange Commission Filings on Forms 10-K and 10-Q. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.